Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. AMENDS AND EXPANDS CREDIT FACILITY

PHOENIX, Ariz. – (Globe Newswire) – March 27, 2018 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the closing of an amended and restated credit agreement that increased the company’s total commitments to $700 million, extended its maturity through March 2023 and added financial flexibility.  At closing, Sprouts had outstanding total borrowings of $368 million and letters of credits of $27 million, with a remaining availability of $305 million under this credit facility.  The rate on approximately 70% of outstanding debt under this credit facility is fixed, due to certain floating to fixed swaps implemented in December 2017.

“While we plan to continue to fund operations and unit growth through our strong cash flow generation, this expanded facility provides Sprouts with greater financial flexibility to execute on our capital allocation strategy,” said Brad Lukow, chief financial officer of Sprouts Farmers Market.

JPMorgan Chase Bank, N.A., acted as Administration Agent and Joint Bookrunner, and Bank of America, N.A. acted as Syndication Agent and Joint Bookrunner on the credit facility.  The lending syndicate is comprised of JPMorgan Chase Bank, N.A., Bank of America, N.A., BMO Harris Bank, N.A., Cooperatieve Rabobank U.A., Wells Fargo Bank N.A., SunTrust Bank, Bank of the West and Branch Banking & Trust Company.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts "anticipates," "plans," "estimates," "expects," or "believes,") should be considered forward-looking statements. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with Sprouts’ ability to successfully compete in an intensely competitive industry, open new stores, manage rapid growth, maintain or improve operating margins, identify and react to trends in consumer preferences and mange product supply, as well as general economic conditions and the other risk factors set forth in Sprouts’ Securities and Exchange Commission filings, including, without limitation, its Annual Report on Form 10-K.  These forward-looking statements to speak only as of the time of this release and Sprouts does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Headquartered in Phoenix, Arizona, Sprouts employs more than 27,000 team members and operates in nearly 300 stores in 15 states from coast to coast. Visit about.sprouts.com for more information.

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